UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON , D.C. 20549
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FORM 8-A/A
Amendment No. 2
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934
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COPART, INC.
(Exact name of registrant as specified in its charter)
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Delaware	94-2867490
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
4665 Business Center Drive Fairfield, California	94534
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name and exchange on which each class is to be registered
None	None
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 000-23255

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The undersigned registrant hereby amends, as set forth below, the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on March 11, 2003, as amended by Amendment No. 1 to Form 8-A filed with the Securities and Exchange Commission on March 15, 2006.

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

In connection with the change of the Company’s domicile from California to Delaware, the Company’s Board of Directors resolved to terminate the Preferred Stock Rights Agreement dated as of March 6, 2003, by and between the Company and Computershare Trust Company, N.A. as successor in interest to Equiserve Trust Company, N.A., as amended by the Amendment to Preferred Stock Rights Agreement, dated March 14, 2006 (the “Rights Agreement”), effective upon the effectiveness of the reincorporation.

On January 10, 2012, the Company entered into Amendment No. 2 (the “Amendment”) to the Rights Agreement. As a result of the Amendment, (i) the rights to purchase Series A Participating Preferred Stock of the Company (the “Rights”) pursuant to the Rights Agreement expired at 5:00 p.m. (New York time) on January 10, 2012 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Company’s common stock after the Final Expiration Date, (ii) the Rights Agreement expired on the Final Expiration Date, and (iii) no person will have any rights pursuant to the Rights Agreement.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.3 hereto and is incorporated herein by reference. The foregoing is qualified by its entirety by reference to the descriptions and full text of the Rights Agreement contained in the Company’s Registration Statement on Form 8-A filed on March 11, 2003, as amended by Amendment No. 1 to Form 8-A filed on March 15, 2006, which are incorporated by reference.

ITEM 2.  EXHIBITS.

Exhibit Number	Description
4.1*	Preferred Stock Rights Agreement dated as of March 6, 2003, by and between Copart, Inc. and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on March 11, 2003).
4.2*	First Amendment to Preferred Stock Rights Agreement dated as of March 14, 2006, by and between Copart, Inc. and Computershare Trust Company, N.A. (successor in interest to Equiserve Trust Company, N.A.), as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Form 8-A filed on March 15, 2006).
4.3	Amendment No. 2 to Rights Agreement dated as of January 10, 2012, by and between Copart, Inc. and Computershare Trust Company, N.A. as Rights Agent.

* Previously filed

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COPART, INC.
Date: January 10, 2012	By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel and Secretary

COPART, INC.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Preferred Stock Rights Agreement dated as of March 6, 2003, by and between Copart, Inc. and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on March 11, 2003).
4.2*	First Amendment to Preferred Stock Rights Agreement dated as of March 14, 2006, by and between Copart, Inc. and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.), as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Form 8-A filed on March 15, 2006).
4.3	Amendment No. 2 to Rights Agreement dated as of January 10, 2012, by and between Copart, Inc. and Computershare Trust Company, N.A. as Rights Agent.

* Previously filed